EXHIBIT 99.2

Supernus Announces Issuance of Third US Patent Protecting Trokendi XR™

Rockville, MD, March 12, 2014 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced the issuance of a third patent (number 8,663,683) by the United States Patent and Trademark Office (USPTO) covering Trokendi XR™, its novel once-daily extended-release topiramate product. The patent was issued by the USPTO on March 04, 2014. It provides protection for the product with expiration that is no earlier than 2027.

“We continue to place great importance on expanding and protecting our intellectual property to ensure the sustainability and longevity of our products.  The issuance of this patent provides us with a broadened proprietary position with respect to our extended release formulation of topiramate. We now have patent protection on Oxtellar XR® and Trokendi XR™ through three issued U.S. patents each, and are focused on further expanding such protection,” said Jack A. Khattar, President and CEO of Supernus.

Supernus has several additional patent applications for extended-release topiramate and extended-release oxcarbazepine pending in other geographic regions.

About Trokendi XR™

Trokendi XR is the only approved novel once-daily extended release formulation of topiramate for the treatment of epilepsy. Trokendi XR is an antiepileptic drug indicated for initial monotherapy in patients 10 years of age and older with partial onset or primary generalized tonic-clonic seizures; adjunctive therapy in patients 6 years of age and older with partial onset or primary generalized tonic-clonic seizures; and adjunctive therapy in patients 6 years of age and older with seizures associated with Lennox-Gastaut syndrome. The product is available in 25mg, 50mg, 100mg and 200mg extended-release capsules.

For full prescribing and safety information, click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR™ (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the potential of Trokendi XR and Oxtellar XR and intellectual property protection. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the company’s ability to commercialize the product successfully, whether physicians will prescribe and patients will use the product, and competition in the market. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 15, 2013 and under the caption “Risk Factors” and the updates to these risk factors in the Company’s quarterly report form 10-Q that was filed with the Commission on August 14, 2013. Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

INVESTOR CONTACT:

COCKRELL GROUP

877.889.1972

investorrelations@thecockrellgroup.com

cockrellgroup.com